EXHIBIT 99.1

Sacramento, CA - June 19, 2003

                 AMERICAN RIVER HOLDINGS ANNOUNCES CASH DIVIDEND

SACRAMENTO, CA - JUNE 19, 2003 - The American River Holdings (Nasdaq:AMRB) Board of Directors has declared a cash dividend of $0.22 per common share, representing the highest cash dividend in the Company's history. This marks the fourteenth consecutive increase as well as the twenty-third consecutive semi-annual cash dividend.

Payable to shareholders of record as of July 11, 2003, the cash dividend of $0.22 will be distributed on July 25, 2003.

Since 1992, American River Holdings has paid semi-annual cash dividends; in addition, the Company has declared annual stock dividends for the last six years. "We are thrilled to continue with this important aspect of our plan to reward our loyal shareholders," said David Taber CEO of the company.

As previously announced, American River Holdings reported earnings for the first quarter of 2003 of $1,049,000 or $0.37 diluted earnings per share, compared with $961,000 or $0.34 diluted earnings per share for the first quarter of 2002. This marked the Company's seventy-seventh consecutive profitable quarter.

American River Holdings is a financial services company with three affiliates, American River Bank, a community business bank with offices in Sacramento and Placer County, North Coast Bank, a community business bank with offices in Sonoma County and first source capital, headquartered in Sacramento, which provides equipment lease financing on a brokerage basis for businesses throughout the country.

Related websites: www.americanriverbank.net, www.northcoastbank.com, www.firstsourcecapital.com, www.amrb.com

FORWARD-LOOKING STATEMENTS

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan losses, expenses, charges in the interest environment including interest rates charged on loans, earned on securities investments, and paid on deposits, competition effects, fee and other non interest income earned, general economic conditions, nationally, regionally and in the operating market areas of the Company and its subsidiaries, changes in the regulatory environment, changes in business conditions and inflation, changes in securities markets, data processing problems, a decline in real estate values in the Company's market area, the conduct of the war on terrorism, the threat of terrorism or the impact of potential military conflicts and the conduct of war or terrorism by the United States and its allies, as well as other factors. To gain a more complete understanding of the uncertainties and risks involved in the Company's business, this press release should be read in conjunction with the Company's annual report on Form 10-K for the year ended December 31, 2002.



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